PRICING SUPPLEMENT NO. 2306AB Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated December 29, 2014 $3,928,000 Deutsche Bank AG Return Optimization Securities
Linked to the DAX® Index (Price Return) due June 30, 2016
Investment Description
Return Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the DAX® Index (Price Return) (the “Index”). If the Final Index Level is greater than the Initial Index Level, for each $10.00 Face Amount of Securities, the Issuer will repay the Face Amount at maturity and pay a return on the Face Amount equal to 3.00 (the “Multiplier”) times the Index Return, up to the Maximum Gain of 18.00%. If the Final Index Level is equal to the Initial Index Level, the Issuer will repay at maturity the Face Amount per $10.00 Face Amount of Securities. However, if the Final Index Level is less than the Initial Index Level, you will be fully exposed to the negative Index Return and, for each $10.00 Face Amount of Securities, the Issuer will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the Index. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive Index Return up to the Maximum Gain. In this circumstance, for each $10.00 Face Amount of Securities, the Issuer will repay the Face Amount and pay a return on the Face Amount equal to the Multiplier times the Index Return, up to the Maximum Gain of 18.00%. If the Final Index Level is less than the Initial Index Level, investors will be fully exposed to any decline in the level of the Index at maturity.

❑ Full Downside Market Exposure: If the Final Index Level is equal to the Initial Index Level, the Issuer will repay at maturity the Face Amount per $10.00 Face Amount of Securities. However, if the Final Index Level is less than the Initial Index Level, you will be fully exposed to the negative Index Return and, for each $10.00 Face Amount of Securities, the Issuer will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index. You may lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date1 Maturity Date1	December 29, 2014 December 31, 2014 June 24, 2016 June 30, 2016
1 See page 4 for additional details
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Return Optimization Securities linked to the performance of the DAX® Index (Price Return). The return on the Securities is subject to and limited by the Maximum Gain. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.
Index	Initial Index Level	Maximum Gain	Multiplier	CUSIP/ ISIN
DAX® Index (Price Return) (Ticker: DAXK)	5,107.26	18.00%	3.00	25190E437 / US25190E4373
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this pricing supplement.
The Issuer’s estimated value of the Securities on the Trade Date is $9.60 per $10.00 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, product supplement AB, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Return Optimization Securities linked to the DAX® Index (Price Return)
Per Security	$10.00	$0.20	$9.80
Total	$3,928,000.00	$78,560.00	$3,849,440.00
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,928,000.00	$456.43

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement AB dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005088/crt_dp33004-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Return Optimization Securities that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.
Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.
♦     You can tolerate the loss of some or all of your investment and are willing to make an investment that has similar downside market risk as a hypothetical investment in the Index or in the stocks included in the Index.
♦     You believe that the level of the Index will increase over the term of the Securities and are willing to give up any increase in excess of the Maximum Gain.
♦     You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain as set forth on the cover of this pricing supplement.
♦     You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦     You do not seek current income from this investment and are willing to forgo any dividends or any other distributions paid on the stocks included in the Index.
♦     You seek an investment with exposure to companies whose shares trade on the German stock market.
♦     You are willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.
♦     You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any repayment of the Face Amount.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.
♦     You require an investment designed to guarantee a full return of the Face Amount at maturity.
♦     You cannot tolerate the loss of any of your investment, or you are not willing to make an investment that has similar downside market risk as a hypothetical investment in the Index or in the stocks included in the Index.
♦     You believe that the level of the Index will decline during the term of the Securities, or you believe that the level of the Index will increase over the term of the Securities by more than the Maximum Gain.
♦     You seek an investment that participates in the full increase in the level of the Index or that has unlimited return potential.
♦     You are unwilling to invest in the Securities based on the Maximum Gain as set forth on the cover of this pricing supplement.
♦     You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦     You seek current income from this investment or prefer to receive any dividends or any other distributions paid on the stocks included in the Index.
♦     You do not seek an investment with exposure to companies whose shares trade on the German stock market.
♦     You are unwilling or unable to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.
♦     You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	Approximately 18 months
Trade Date	December 29, 2014
Settlement Date	December 31, 2014
Final Valuation Date1	June 24, 2016
Maturity Date1, 2	June 30, 2016
Index	DAX® Index (Price Return) (Ticker: DAXK)
Multiplier	3.00
Maximum Gain	18.00%
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Index Return is positive, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities plus a return on the Face Amount equal to the Index Return multiplied by 3.00, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Index Return x Multiplier and (ii) Maximum Gain)

If the Index Return is zero, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities.

If the Index Return is negative, Deutsche Bank AG will pay you at maturity a cash payment that is less than the Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index, calculated as follows:

$10.00 + ($10.00 x Index Return)

In this circumstance, you will lose some or all of the Face Amount in an amount proportionate to the percentage decline in the level of the Index.

Index Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	5,107.26, equal to the closing level of the Index on the Trade Date
Final Index Level	The closing level of the Index on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Initial Index Level is observed. The Maximum Gain is set.

Maturity Date:
The Final Index Level is observed and the Index Return is calculated on the Final Valuation Date.

If the Index Return is positive, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities plus a return on the Face Amount equal to the Index Return multiplied by 3.00, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Index Return x Multiplier and (ii) Maximum Gain)

If the Index Return is zero, Deutsche Bank AG will pay you at maturity a cash payment of $10.00 per $10.00 Face Amount of Securities.

If the Index Return is negative, Deutsche Bank AG will pay you at maturity a cash payment that is less than the Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index, calculated as follows:

$10.00 + ($10.00 x Index Return)

In this circumstance, you will lose some or all of the Face Amount in an amount proportionate to the percentage decline in the level of the Index.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index or in any of the stocks composing the Index. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive, zero or negative. If the Final Index Level is less than the Initial Index Level, you will be fully exposed to any negative Index Return and, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index. In this circumstance, you will lose some or all of your initial investment at maturity.

♦
Capped Appreciation Potential — If the Index Return is positive, you will receive at maturity only the Face Amount plus an amount equal to the lesser of (i) the Index Return times the Multiplier and (ii) the Maximum Gain. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the level of the Index, which may be significant. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Index.

♦
The Multiplier Only Applies if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Multiplier or the Securities themselves and may be less than the Multiplier times the Index’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier, subject to the Maximum Gain, only if you hold the Securities to maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
The Securities Are Subject to the Credit of Deutsche Bank AG — The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any repayment of the Face Amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates' expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
Investing in the Securities Is Not the Same as Investing in the Index or the Stocks Composing the Index — The return on the Securities may not reflect the return you would realize on a hypothetical direct investment in the Index, the stocks composing the Index or a security linked directly to the uncapped performance of the Index. For instance, your return on the Securities is limited to the Maximum Gain regardless of any increase in the level of the Index, which could be significant.

♦
If the Level of the Index Changes, the Value of the Securities may not Change in the Same Manner — The Securities may trade quite differently from the level of the Index. Changes in the level of the Index may not result in comparable changes in the value of the Securities.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Index would have.

♦
The Index Reflects the Price Return of the Stocks Composing the Index, Not a Total Return — The return on the Securities is based on the performance of the Index, which reflects the changes in the market prices of the stocks composing the Index. It is not, however, linked to a “total return” version of the Index, which, in addition to reflecting those price returns, would also reflect all dividends and other distributions paid on the stocks composing the Index. The return on the Securities will not include such a total return feature.

♦
There Are Risks Associated With Investments in Securities Linked to the Values of Equity Securities Issued by Non-U.S. Companies — The Index includes component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the Securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S.

securities markets differently than U.S. securities markets, which may adversely affect the level of the Index and the value of your Securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Index are issued by companies whose shares trade on the German stock market.

♦
The Index Return Will Not Be Adjusted for Changes in the Euro Relative to the U.S. Dollar — The Index is composed of stocks denominated in Euros. Because the level of the Index is also calculated in Euros (and not in U.S. dollars), the performance of the Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro. Therefore, if the Euro strengthens or weakens relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
We Are One of the Companies That Make Up the Index — We are one of the companies that make up the Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the Index, or your Securities. None of the other companies represented in the Index will be involved in the offering of the Securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities.  We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities.  If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Index has increased since the Trade Date.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•  the expected volatility of the Index;

•  the composition of the Index;

•  the market prices and dividend rates of the stocks composing the Index and changes that affect those stocks and their issuers;

•  the time remaining to the maturity of the Securities;

•  interest rates and yields in the market generally;

•  geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Index or the markets generally;

•  supply and demand for the Securities; and

•  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Because the Securities will be outstanding until the Maturity Date, their value may decline significantly due to the factors described above even if the level of the Index remains unchanged from the Initial Index Level, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from the Issuer.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Index and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the performance of the Index or the stocks composing the Index, may adversely affect the market value of the stocks composing the Index, the level of the Index, and therefore the value of the Securities.

♦
Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Index on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the Index and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. Introducing competing products into the marketplace in this manner could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Level of the Index and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

♦
Potential Conflicts of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Face Amount of Securities for a hypothetical range of performances for the Index from -100.00% to +100.00%, reflect the Multiplier of 3.00 and the Maximum Gain of 18.00% and assume an Initial Index Level of 5,000.00. The actual Initial Index Level is set forth in the “Final Terms” and on the cover of this pricing supplement. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Index Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below may have been rounded for ease of analysis.

Final Index Level	Index Return (%)	Payment at Maturity ($)	Return on Securities (%)
10,000.00	100.00%	$11.80	18.00%
9,500.00	90.00%	$11.80	18.00%
9,000.00	80.00%	$11.80	18.00%
8,500.00	70.00%	$11.80	18.00%
8,000.00	60.00%	$11.80	18.00%
7,500.00	50.00%	$11.80	18.00%
7,000.00	40.00%	$11.80	18.00%
6,500.00	30.00%	$11.80	18.00%
6,000.00	20.00%	$11.80	18.00%
5,500.00	10.00%	$11.80	18.00%
5,300.00	6.00%	$11.80	18.00%
5,125.00	2.50%	$10.75	7.50%
5,000.00	0.00%	$10.00	0.00%
4,500.00	-10.00%	$9.00	-10.00%
4,000.00	-20.00%	$8.00	-20.00%
3,500.00	-30.00%	$7.00	-30.00%
3,000.00	-40.00%	$6.00	-40.00%
2,500.00	-50.00%	$5.00	-50.00%
2,000.00	-60.00%	$4.00	-60.00%
1,500.00	-70.00%	$3.00	-70.00%
1,000.00	-80.00%	$2.00	-80.00%
500.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Index Level of 5,125.00 is greater than the Initial Index Level of 5,000.00, resulting in an Index Return of 2.50%. Because 3.00 times the Index Return of 2.50% is less than the Maximum Gain of 18.00%, Deutsche Bank AG will pay you 3.00 times the Index Return for a Payment at Maturity of $10.75 per $10.00 Face Amount of Securities, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Index Return x Multiplier and (ii) Maximum Gain)
$10.00 + ($10.00 × (2.50% × 3.00)) = $10.00 + $0.75 = $10.75

Example 2 — The Final Index Level of 5,500.00 is greater than the Initial Index Level of 5,000.00, resulting in an Index Return of 10.00%. Because 3.00 times the Index Return of 10.00% is greater than the Maximum Gain of 18.00%, Deutsche Bank AG will pay you a Payment at Maturity of $11.80 per $10.00 Face Amount of Securities, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Index Return x Multiplier and (ii) Maximum Gain)
$10.00 + ($10.00 × 18.00%) = $10.00 + $1.80 = $11.80

Example 3 — The Final Index Level of 2,500.00 is less than the Initial Index Level of 5,000.00, resulting in an Index Return of -50.00%. Because the Index Return is negative, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss that is proportionate to the percentage decline in the level of the Index, and a Payment at Maturity of $5.00 per $10.00 Face Amount of Securities, calculated as follows:

$10.00 + ($10.00 x Index Return)
$10.00 + ($10.00 × -50.00%) = $5.00

If the Final Index Level is less than the Initial Index Level on the Final Valuation Date, you will be fully exposed to any negative Index Return, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the level of the Index. In this circumstance, you will lose some or all of your initial investment at maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The DAX® Index (Price Return)
We have derived all information contained in this pricing supplement regarding the DAX® Index (Price Return) (the “DAX® Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such information. Such information reflects the policies of, and is subject to change by, Deutsche Börse AG.  The DAX® Index is calculated, maintained and published by Deutsche Börse AG.  Deutsche Börse AG has no obligation to continue to publish, and may discontinue publication of, the DAX® Index.  Additional information concerning the DAX® Index may be obtained at the Deutsche Börse website. Information contained in the Deutsche Börse website is not incorporated by reference in, and should not be considered part of, this pricing supplement.

The DAX® Index (Price Return) is reported by Bloomberg L.P. under the ticker symbol “DAXK.”

The DAX® Index is a stock index calculated, published and disseminated by Deutsche Börse AG that measures the composite price performance of the 30 largest and most actively traded companies listed on the FWB® Frankfurt Stock Exchange (the “FWB”). The DAX® Index has a base level of 1,000 as of December 30, 1987.

The DAX® Index is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the capitalization of the DAX® Index, measured quarterly. The DAX® Index is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.

Composition and Maintenance

The DAX® Index uses free-float shares in the index calculation, which excludes shares held by 5% shareholders (other than (i) asset managers and trust companies, (ii) investment funds and pension funds and (iii) capital investment companies or foreign investment companies pursuing short-term investment strategies and whose shareholding does not exceed 25% of a company's share capital) and certain other shares that may be limited in their liquidity.

To be included or to remain in the DAX® Index, companies have to satisfy certain prerequisites. All classes of shares must:

•	be listed in the “prime standard” segment of the FWB;

•	be traded continuously on FWB’s electronic trading system, Xetra®; and

•	have a free float of at least 10% of the outstanding shares.

Moreover, the companies included in the DAX® Index must have their registered office or operational headquarters in Germany. A company’s operating headquarters is defined as the location of management or company administration, in part or in full. Alternatively, a company must have the major share of its stock exchange turnover on the FWB and its juristic headquarters in the European Union or in an European Free Trade Association state.

If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The primary trading turnover requirement is met if at least 33% of aggregate turnover over the last twelve months took place on the FWB, including Xetra®.

With the respective prerequisites being satisfied, component stocks are selected for the DAX® Index according to two quantitative criteria:

•	order book turnover on Xetra® and in FWB’s floor trading (within the preceding 12 months); and

•	free-float market capitalization on the last trading day of each month.

The market capitalization is determined using the average of the volume-weighted average price of the last 20 trading days prior to the last day of the month.

Ordinary adjustments to the DAX® Index are made once each year in September, based on the following criteria:

•
Regular Exit (40/40 rule): an index component issue is removed from the DAX® Index if its ranking in either exchange turnover or market capitalization is worse than 40, provided that there is an advancing issue ranking 35 or better in both criteria.

•
Regular Entry (30/30 rule): a company can be included in the DAX® Index if it ranks 30 or better in both exchange turnover and market capitalization, provided there is an index component with a ranking worse than 35 in at least one criterion.

Furthermore, under the “fast-entry” and “fast-exit” rules, which are applied in March, June, September and December:

•
Fast Exit (45/45 rule): an index component issue is removed from the DAX® Index if its ranking in either exchange turnover or market capitalization is worse than 45, provided that an advancing issue ranks 35 or better in both criteria (35/35). If no such issue exists, the successor is determined by applying the criteria (35/40) and (35/45) successively. If no suitable issue can be found, no substitution will be carried out.

•
Fast Entry (25/25 rule): a company can be included in the DAX® Index if it ranks 25 or better in both exchange turnover and market capitalization. In return, the index component issue with a ranking worse than 35 in one criterion and the lowest market capitalization is removed. Where no such issue exists, the respective component issue with the lowest market capitalization is removed from the DAX® Index instead.

Taking all these criteria into account, Deutsche Börse AG’s working committee for equity indices submits proposals to the management board of Deutsche Börse AG to leave the current index composition unchanged, or to effect changes, as applicable. The final decision as to whether or not to replace an index component stock is taken by the management board of Deutsche Börse AG. Any replacements are publicly announced by Deutsche Börse AG.

Adjustments to the index composition are also made for extraordinary circumstances, such as insolvency or the weighting of a component stock exceeding 10% and its annualized 30-day volatility exceeding 250%.

Calculation

The DAX® Index is weighted by market capitalization; however, only freely available and tradable shares are taken into account. The DAX® Index is a price index, which measures the actual price performance and is only adjusted for income form subscription rights and special distributions.

The level of the DAX® Index is based on share prices reported in the Xetra® system. The level of the DAX® Index is calculated according to the Laspeyres formula, which measures the aggregate price changes in the component stocks against the initial December 30, 1987 level of 1,000. The weighting of any individual component stock within in the DAX® Index is limited to 10%, measured quarterly.

License Agreement with Deutsche Börse AG

We have entered into an agreement with Deutsche Börse AG providing us and certain of our affiliates or subsidiaries identified in that agreement, for a fee, with a non-exclusive license and the right to use the DAX® Index, the data related to the DAX® Index (the “Underlying Index Data”) and trademarks for the DAX® Index (the “Underlying Index Trademarks”) in connection with the offering of certain securities, including the Securities offered herein. The DAX® Index is owned and published, and the Underlying Index Data and the Underlying Index Trademarks are owned, by Deutsche Börse AG.

The Securities are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse AG. Deutsche Börse AG does not give any explicit or implicit warranty or representation, either regarding the results derived from the use of the DAX® Index, the Underlying Index Data and/or the Underlying Index Trademarks or regarding the Underlying Index value at a certain point in time or on a certain date or in any other respect. The DAX® Index and the Underlying Index Data are calculated and published by Deutsche Börse AG. Nevertheless, as far as permissible under relevant law, Deutsche Börse AG will not be liable vis-à-vis third parties for potential errors in the DAX® Index or the Underlying Index Data. Moreover, there is no obligation for Deutsche Börse AG vis-à-vis third parties, including investors in the Securities, to point out potential errors in the DAX® Index.

Neither the publication of the DAX® Index by Deutsche Börse AG nor the granting of any right to use the DAX® Index, the Underlying Index Data or the Underlying Index Trademarks in connection with the offering and sale of securities or financial products derived from the DAX® Index, including the Securities offered herein, represents a recommendation by Deutsche Börse AG for a capital investment or contains in any manner a warranty or opinion by Deutsche Börse AG with respect to the attractiveness of an investment in the Securities.

In its capacity as sole owner of all rights to the DAX® Index, the Underlying Index Data, and the Underlying Index Trademarks, Deutsche Börse AG has solely granted to the Issuer of the Securities the right to use the Underlying Index Data and the Underlying Index Trademarks as well as any reference to the Underlying Index Data and the Underlying Index Trademarks in connection with the offering of the Securities.

“DAX® Index” is a registered trademark of Deutsche Börse AG.

The graph below illustrates the performance of the DAX® Index (Price Return) from January 2, 2008 to December 29, 2014. The closing level of the DAX® Index (Price Return) on December 29, 2014 was 5,107.26. We obtained the historical closing levels of the DAX® Index (Price Return) from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing levels of the DAX® Index (Price Return) should not be taken as an indication of future performance and no assurance can be given as to the Final Index Level or any future closing level of the DAX® Index (Price Return). We cannot give you assurance that the performance of the DAX® Index (Price Return) will result in a positive return on your initial investment and you could lose some or all of your initial investment at maturity.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity) and (ii) the gain or loss on your Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.